GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO. 20 TO AGREEMENT

AND DECLARATION OF TRUST

The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on December 19, 2013:

RESOLVED, that the Declaration of Trust dated September 16, 1997 (the “Declaration”) of Goldman Sachs Variable Insurance Trust (the “Trust”), as amended to date, be further amended as contemplated in Article V, Section 1 thereof by establishing and designating additional series of shares of beneficial interest to be known as “Goldman Sachs Multi-Strategy Alternatives Fund” and “Goldman Sachs Strategic Income Fund” (the “Funds”), or such other names as may be determined by the Trust’s officers, in their sole discretion, any such changes to be reflected in an amendment to the Declaration, such series to have the relative rights and preferences set forth in Sections 2 through 6 of the Declaration; and be it further

RESOLVED, that the Declaration be further amended as contemplated in Article V, Section 1 by establishing and designating classes of shares of beneficial interest of the Funds to be known as Institutional and Service Shares, or such other names as may be determined by the Trust’s officers, in their sole discretion, any such change to be reflected in an amendment to the Declaration, such Institutional and Service Shares to have the relative rights and preferences set forth or incorporated by reference into the prospectus offering such classes of shares; and be it further

RESOLVED, that the Declaration be further amended as contemplated in Article V, Section 1, by renaming the Goldman Sachs Structured U.S. Equity Fund and the Goldman Sachs Structured Small Cap Equity Fund the “Goldman Sachs U.S. Equity Insights Fund” and the “Goldman Sachs Small Cap Equity Insights Fund,” respectively, effective as of April 30, 2014; and be it further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of December 19, 2013

/s/ Caroline Kraus
Caroline Kraus
Title: Secretary